Exhibit 99.1
K-TRON INTERNATIONAL, INC.
Routes 55 & 553, PO Box 888	NEWS
Pitman, NJ 08071-0888
(856) 589-0500
FAX (856) 582-7968
www.ktroninternational.com
E-mail: ktii@ktron.com

For Release:	Immediately

Contact:	Ronald Remick, Senior Vice President and Chief Financial Officer
Tel: (856) 256-3311 E-mail: rremick@ktron.com

K-TRON REPORTS BEST QUARTER IN ITS HISTORY,
WITH RECORD REVENUES, NET INCOME AND EARNINGS PER SHARE

2007 WAS THIRD STRAIGHT RECORD YEAR FOR THE COMPANY

Pitman, New Jersey  - - March 5, 2008 - -  K-Tron International, Inc. (NASDAQ-GS: KTII) today reported the best quarterly and full year results in its history, with record revenues, net income and earnings per share for both the fourth quarter and full year of 2007.  Fourth quarter 2007 net income was $6.259 million, 40.3 percent higher than the $4.461 million reported in the fourth quarter of 2006, on a 33.1 percent increase in year-over-year fourth quarter revenues from $44.366 million to $59.055 million.  Diluted earnings per share rose 38.9 percent to $2.18 from $1.57 in the same period last year.

For the full year 2007, K-Tron reported record annual net income of $21.321 million, diluted earnings per share of $7.49 and revenues of $201.68 million compared to record 2006 net income of $12.872 million, EPS of $4.59 (diluted) and revenues of $148.13 million.  The percentage increases in 2007 versus 2006’s numbers were 65.6 percent for net income, 63.2 percent for EPS (diluted) and 36.2 percent for revenues.

In its announcement, the Company noted that if the average foreign currency exchange rates for the fourth quarter and full year of 2006 were applied to the same periods in 2007, the Company’s revenues would have increased approximately 29.5 percent for the fourth quarter instead of 33.1 percent and 33.8 percent for the full year instead of 36.2 percent, primarily due to a weaker U.S. dollar against the Swiss franc, the euro and other relevant foreign currencies in this year’s fourth quarter and full year compared to the same periods last year.

Commenting on the Company’s performance, K-Tron Chairman and Chief Executive Officer Edward B. Cloues, II said, “By almost any measure, 2007 was an extraordinary year for K-Tron.  We posted our third straight year of record revenues and earnings, and the fourth quarter of 2007 was the best quarter for revenues and earnings in our history.  We also completed two important acquisitions during 2007 – certain assets of Wuxi Chenghao Machinery Co., Ltd. in China for our Process Group business on March 27 and the stock of Rader Companies, Inc. for our Size Reduction Group business on September 14.  Our remarkable success in 2007 versus 2006 was driven by improved performances in most of our businesses, most notably our Process Group in Europe, the Middle East and Asia and our Gundlach business within our Size Reduction Group.”

Mr. Cloues added, “Bookings in the fourth quarter were strong, especially in our Process Group in Europe, the Middle East and Asia, and this, together with our acquisition of Rader, raised our backlog to an all-time, quarter-end high of $70.712 million at the end of 2007.”

Mr. Cloues also highlighted the Company’s record operating income of $31.878 million in 2007, which was an increase of $11.448 million or 56.0% over 2006, as well as its strong cash flow during the year.  Cash grew by $17.578 million to $32.036 million at the end of the year and, despite borrowing $15.945 million in September 2007 for the preliminary purchase price to acquire Rader as well as paying approximately $0.6 million to Wuxi Chenghao Machinery Co., Ltd. for the purchase of certain assets, total debt in 2007 increased by only $3.346 million to $38.114 million, while net debt (debt minus cash) declined by $14.232 million or 70.1% to $6.078 million.

K-Tron International, Inc. and its subsidiaries design, produce, market and service material handling equipment and systems for a wide variety of industrial markets.  The Company has manufacturing facilities in the United States, Switzerland, the United Kingdom and the People’s Republic of China, and its equipment is sold throughout the world.

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 (Financial Data Follows)

K-TRON INTERNATIONAL, INC. & SUBSIDIARIES
FINANCIAL SUMMARY
(Unaudited)
(Dollars in thousands, except share data)

	Fourth Quarter		Year Ended[1]
	2007	2006	2007	2006
Revenues	$59,055	$44,366	$201,677	$148,127
Operating income	$9,331	$7,054	$31,878	$20,430
Interest (expense), net	(473)	(530)	(1,736)	(1,049)
Income before income taxes	8,858	6,524	30,142	19,381
Income taxes	2,599	2,063	8,821	6,509
Net income	$6,259	$4,461	$21,321	$12,872
Basic earnings per share	$2.31	$1.71	$7.93	$4.95
Diluted earnings per share	$2.18	$1.57	$7.49	$4.59
Weighted average number of common shares outstanding (basic)	2,708,000	2,612,000	2,688,000	2,600,000
Weighted average number of common and common equivalent shares outstanding (diluted)	2,873,000	2,834,000	2,848,000	2,804,000
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1Fiscal 2007 and 2006 ended December 29, 2007 and December 30, 2006 and were each 52-week periods.